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                                                                    EXHIBIT 99.6

                   CONSENT OF WASSERSTEIN PERELLA & CO., INC.

    We hereby consent to the use in the Registration Statement on Form S-4 of The Hain Food Group, Inc. ("Hain"), covering the securities of Hain to be issued in connection with the merger of Arrowhead Mills, Inc., into a subsidiary of Hain, and in the related Annex C to such Prospectus/Information Statement, of our opinion dated April 21, 1998 appearing as Annex C to such Prospectus/Information Statement, and to the description therein of such opinion; and to the references therein to us under the headings "Summary of Prospectus/Information Statement--Fairness Opinion of AMI's Financial Advisor", "The Merger--Background of the Merger". "The Merger--Reasons for the Merger", and "The Merger--Fairness Opinion of AMI's Financial Advisors". In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1993, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ WASSERSTEIN PERELLA & CO., INC.

Wasserstein Perella & Co., Inc.

Chicago, Illinois
June 5, 1998